As filed with the Securities and Exchange Commission on February 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROCAP FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	39-2767031
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Lexington Avenue, Floor 2 New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

2025 Equity Incentive Plan

(Full title of the plan)

Anthony Pompliano

Chief Executive Officer

600 Lexington Avenue, Floor 2

New York, New York 10022

(305) 938-0912

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Constantine Karides, Esq. Lynwood E. Reinhardt, Esq. Katherine E. Geddes, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 (212) 521-5400	Jeffrey G. Aromatorio, Esq. Reed Smith LLP 225 Fifth Avenue Pittsburgh, Pennsylvania 15222 (412) 288-3364

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 5, 2025, ProCap Financial, Inc. (the “Registrant”) consummated the transactions contemplated by that certain Business Combination Agreement, dated as of June 23, 2025 (as amended, the “Business Combination Agreement”), with Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Registrant (“Company Merger Sub”), ProCap BTC, LLC, a Delaware limited liability company (“Legacy ProCap”), and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation. As contemplated by the Business Combination Agreement, (i) SPAC Merger Sub merged with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”) and (ii) Company Merger Sub merged with and into Legacy ProCap, with Legacy ProCap continuing as the surviving company (the “Company Merger,” together with SPAC Merger, the “Mergers” and collectively with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). As a result of the Business Combination, CCCM and Legacy ProCap became wholly-owned subsidiaries of the Registrant, and the Registrant became a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the equity compensation plans covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Registrant are incorporated herein by reference.

(1)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on November 10, 2025, relating to the Registration Statement on Form S-4 (File No. 333-290365), as amended, originally filed with the SEC on September 18, 2025;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on December 11, 2025;

(3)	The Registrant’s Current Reports on Form 8-K or Form 8-K/A filed with the Commission on December 11, 2025, December 12, 2025, December 15, 2025, and January 23, 2026, to the extent the information in such report is filed and not furnished; and

(4)	The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on December 5, 2025 (File No. 001-42995) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation on Liability and Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation eliminates the liability of our officers and directors for monetary damages to the fullest extent permitted by applicable law. The Delaware General Corporation Law (the “DGCL”) provides that officers and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties, except for liability:

●	for any transaction from which the director or officer derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares by directors; or
●	for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Amended and Restated By-Laws require us to indemnify and advance expenses, to the fullest extent permitted by applicable law, to our directors, officers and agents. We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, our Amended and Restated Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increasing the liability of any officer or director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we entered into separate indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

We believe these provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws are necessary to attract and retain qualified persons as directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The following exhibits are hereby filed as part of this Registration Statement:

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 11, 2025).

4.2	Amended and Restated By-Laws, as currently in effect (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 11, 2025).

5.1	Opinion of Reed Smith LLP (filed herewith).

23.1	Consent of MaloneBailey, LLP (filed herewith).

23.2	Consent of WithumSmith+Brown, PC (filed herewith).

23.3	Consent of Reed Smith LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	ProCap Financial, Inc. 2025 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 11, 2025).

107	Filing Fee Table (filed herewith).

ITEM 9.	UNDERTAKINGS

(a)	Rule 415 offering.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 3, 2026.

PROCAP FINANCIAL, INC.

By:	/s/ Anthony Pompliano
Anthony Pompliano
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony Pompliano, acting alone or together with another attorney-in-fact, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony Pompliano	Chairman and Chief Executive Officer	February 3, 2026
Anthony Pompliano	(Principal Executive Officer)

/s/ Renae Cormier	Chief Financial Officer	February 3, 2026
Renae Cormier	(Principal Financial and Accounting Officer)

/s/ Eric Jackson	Director	February 3, 2026
Eric Jackson

/s/ Bill Koutsouras	Director	February 3, 2026
Bill Koutsouras

/s/ Gary Quin	Director	February 3, 2026
Gary Quin